Exhibit 10.1

* Certain confidential information contained in this document, marked by asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GYRODYNE, LLC

AMENDED AND RESTATED

RETENTION BONUS PLAN

ARTICLE I

BACKGROUND AND PURPOSE

1.1     Background. The Retention Bonus Plan of Gyrodyne Company of America, Inc. (the “Corporation”) was adopted by the board of directors of the Corporation on May 30, 2014 (the “Original Plan”). On August 31, 2015, the Corporation and Gyrodyne Special Distribution, LLC merged with and into Gyrodyne, LLC (“Gyrodyne” or the “Company”) (the “Merger”). Following the Merger, the board of directors of the Company (the “Board”) determined that the value of certain Properties could be enhanced by making land development investments, and that, accordingly, it would be appropriate to amend the Original Plan so that the amount of appreciation of a Property would be adjusted downward to reflect the amount of such investment in such Property for the purpose of calculating Bonus Payments hereunder and better align the interests of the Participants with those of the Company’s shareholders. In addition, since adoption of the Original Plan, the Company determined that it may be in the best interest of the Company to sell each of its Port Jefferson Professional Park buildings individually, rather than all as a block, and that, accordingly, it would be more appropriate to treat each such building, rather than all ten buildings taken together as a whole, as a Property hereunder. This Amended and Restated Retention Bonus Plan of the Company (the “Plan”) amends and restates the Original Plan in its entirety.

1.2     Purpose. The purpose of the Plan is to retain and reward eligible employees and directors of Gyrodyne by creating a direct relationship between key Company performance goals and individual bonus payouts. The Plan is also intended to serve as a retention program to incentivize employees and members of the Board to remain in the employ or service with the Company during its liquidation process.

ARTICLE II

DEFINITIONS

The following terms shall have the following meanings:

2.1     “Adjusted Appraised Value” of a Property means the Appraised Value of such Property plus the cumulative amount of land development costs incurred by the Company with respect to such Property since the date of appraisal of such property set forth in Exhibit A.

2.2     "Affiliate" means any corporation or other entity controlled by the Company or controlling the Company (within the meaning of Sections 414(b) and 414(c) of the Code).

2.3     “Applicable Percentage” means the percentage of the Bonus Pool allocated to each Participant with respect to each Closing.

2.4     “Appraised Value” means the value of each Property as identified in Exhibit A, at the time of approval of the Plan, which value represents the most recent independent written estimate of the value for such Property prior to the adoption of the Plan.

2.5     “Appreciation” shall mean the difference between the Gross Sales Price for a Property and the Adjusted Appraised Value of such Property.

2.6     “Beneficiary” means any person or other entity, which has been designated by the Participant in his or her most recent written Beneficiary Designation Form filed with the Company to receive payment of benefits specified under the Plan after the Participant’s death. If there is no Beneficiary Designation, then the term means the Participant’s Spouse, if married, or, if a Participant is not married, the Participant’s estate.

2.7     "Bonus Payment" means payment to be made in cash to Beneficiaries pursuant to Section 5 hereunder upon the Closing of any Property at a Gross Sales Price equal to or exceeding the Adjusted Appraised Value for such Property.

2.8     “Bonus Pool” means the amount of funds that shall be transferred to a separate bookkeeping account held by the Company, to be allocated and paid to Participants in accordance with Article V. The Bonus Pool is only funded to the extent that the Gross Sales Price for any Property equals or exceeds the Adjusted Appraised Value of such Property. The Bonus Pool shall remain an asset of the Company, and shall serve as a funding mechanism for the payments of amounts ultimately determined to be due to Participants under the Plan.

2.9     "Change in Control" means:

(a)     The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Affiliates, taken as a whole, to any person that is not an Affiliate of the Company;

(b)     The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), of 70% or more (on a fully diluted basis) of either (i) the then outstanding Shares of the Company, taking into account as outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Shares or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate or (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition; or

(c)     The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the "Surviving Company"), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the "Parent Company"), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

Notwithstanding the foregoing, a Change in Control shall not have occurred for purposes of this Plan unless the transaction(s) shall also qualify as a Change in Control for purposes of Code Section 409A.

2.10     “Closing” means the date any sale of Property or any entity owning any Property is completed. The term “Closing” shall be deemed to mean the effective time of a Change in Control or a Recapitalization, triggering entitlement to payment as if such event were a Closing.

2.11     "Code" means the Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.12     "Committee" means the Committee appointed by the Board to administer the Plan pursuant to Section 6.1. If the Board has failed to appoint members to the Committee, the Board shall act as the Committee.

2.13     “Gross Sales Price” of a Property shall mean the total sales price to be paid for any Property, without reduction for any Closing costs, such as commissions, legal and broker fees.

2.14     "Participant" means the members of the Board and all employees of the Company who are designated to participate in the Plan in Exhibit B.

2.15     "Plan Year" means the Company's fiscal year, which commences on January 1st, and ends on December 31st.

2.16     “Property” or “Properties” means the real estate and developed properties, as identified in Exhibit A, as owned by the Company at the time of adoption of this Plan.

2.17     “Recapitalization” means that the Board or the shareholders of Gyrodyne have determined to infuse capital into the Company to continue operations, and in fact such capital infusion has occurred.

2.18     “Sales Price” means the value of all Properties, or remaining Properties, to be used for purposes of making payments to Participants in the event of a Change in Control, a Recapitalization or an amendment of the Plan to reduce benefits as provided for in Section 9.5. Under such circumstances, the Sales Price shall be the greatest of:

(a)	Value assigned to all Properties or the Company by the Committee.

(b)	The price paid for all Properties or the Company, as assigned for purchase accounting purposes under any pro forma balance sheets in any proxy or similar documents.

(c)	The fair market value of all Properties as determined at the time of any corporate event.

2.19     “Section 409A” means Section 409A of the Code and the treasury regulations and other official guidance of general applicability thereunder.

2.20     “Spouse” means the person to whom a Participant is legally married at the time of such determination, as determined under Federal law for income tax purposes, including same-sex spouses using the “state-of-celebration” rule.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1     Eligibility. Directors and employees of the Company who are eligible to participate in the Plan, and in the case of Directors, their respective Applicable Percentages, are identified in Exhibit B. No future directors or employees are eligible to participate in the Plan, except as may be permitted under Section 3.2.

3.2     New Hires. It is possible, that despite the establishment of the Plan, some employees may voluntarily terminate employment, retire, die or become disabled, or Board members may resign or not be re-elected as a Board member. Under such circumstances, the Company may be required to hire new employees or appoint new Board members. New Directors or employees shall not be eligible to participate in the Bonus Plan, as structured for existing Participants. At the time of employment or appointment, the Committee may, but is not required, to, establish a fixed bonus for each new Participant to be based upon a percentage of the Participant’s salary, Board fees and/or a fixed dollar amount. Bonus Payments made pursuant to this Plan for new Participants shall not exceed 50% of a Participant’s base annual salary or Board fees. New Participants shall have a separate Exhibit prepared and attached to the Plan, at their time of employment or when they join the Board, identifying any potential Bonus Payments, to avoid any misunderstandings regarding the bonuses, if any, to be paid upon the sale of any Properties.

ARTICLE IV

VESTING

A Participant will only be entitled to receive Bonus Payments pursuant to this Plan to the extent that he/she has been continuously employed by, or providing services for, the Company through the date of a Closing and, as applicable, the payment of any installment portion of any Bonus Payment. The Board may, in its sole and absolute discretion, provide a Bonus Payment with respect to a particular Closing to any Participant who is not vested pursuant to the terms of this Plan at the time of the applicable Closing. For the avoidance of doubt, any Participant who is granted any such discretionary Bonus Payment shall remain unvested in such amount until such time as the Board takes irrevocable action to provide a legally binding right to any such payment, and any such Bonus Payment shall be required to be paid no later than 2 ½ months following the end of the year in which the Board so acts.

ARTICLE V

PAYMENT OF AWARD

5.1     Funding of the Bonus Pool. Upon the Closing of each Property, at a Gross Sales Price equal to or in excess of the Adjusted Appraised Value for such Property, funds shall be transferred to a Bonus Pool for the benefit of the Participants, as follows:

(a)     The Bonus Pool shall be funded with 5% of the Adjusted Appraised Value of each Property when the Gross Selling Price of the Property is equal to or greater than 100% of the Adjusted Appraised Value of the Property.

(b)    The Bonus Pool shall be funded when the Gross Sales Price of a Property is in excess of the Adjusted Appraised Value, based upon the Appreciation of the Property, as follows:

  i.     10% of the first 10% of Appreciation;

  ii.    15% on the next 10% of Appreciation; and

  iii.   20% on Appreciation greater than 20% .

c.      2% of the Gross Sales Price of any Property, if the Closing with respect to a Property occurs on or before a Designated Sale Date, as identified in Exhibit C.

[Note: Management proposing for board consideration that there be some minimum bonus payment.]

No funds shall be transferred to the Bonus Pool unless and until a Closing occurs at a Gross Sales Price equal to or greater than the Adjusted Appraised Value for such Property.

 In the event the sale of any Property is contingent upon future installment or earnout payments, such amounts shall be treated as net proceeds upon payment to the Company, and immediately allocated to the Bonus Pool and paid to Participants pursuant to Section 5.2. The Bonus Pool shall be subject to Section 9.6.

5.2     Payment of Bonus. After funds are transferred to the Bonus Pool under Section 5.1, Bonus Payments shall be paid to all Participants to the extent vested, as indicated in Exhibit B for each Property, in a cash lump sum payment, within sixty (60) days after the occurrence of any Closing that funds the Bonus Pool. Any amount payable to a Participant upon payment to the Company following Closing, as an installment or earnout payment, shall be paid within sixty (60) days after the receipt of the Company of such funds.

5.4     Forfeiture of Payment. Except as provided in Article IV, if any Participant terminates employment or Board service prior to any Closing for any reason, such a Participant shall forfeit the payment of any Bonus Payment applicable to such Closing and for any future Closing. This forfeiture provision exists in recognition of the goal of the Plan, which is to retain all Participants until the sale of all Properties and the complete liquidation of the Company.

5.5     Allocation of Forfeiture. In the event any Participant forfeits any Plan benefits as a result of a termination of employment or Board service (or for any other reason), the portion of the Bonus Pool otherwise payable to such a Participant shall be reallocated as follows:

 (a)     Board Reallocation. Any forfeiture by a Participant who is a Board member shall be reallocated to any remaining Board Members, which amount shall be shared in a pro rata manner, based upon the Applicable Percentages for the remaining Board members.

 (b)     Employee Reallocation. Any forfeiture by a Participant who is an employee shall be reallocated to the remaining Participant employees at the time of such event, subject to and in accordance with the complete and absolute discretion of the Board.

 To the extent there are no employees who are Participants in the Plan, or Board members who are currently Participants in the Plan at the time any reallocation should occur, the allocation shall be made to the other respective group.

ARTICLE VI

ADMINISTRATION

6.1     Administration by the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board.

6.2     Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to interpret and administer the Plan, but in no event can the Committee reduce the Award for any Participant except as provided under Section 5.4 (employee or Board member resignation).

6.3     Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

6.4     Delegation By the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company. No such delegatee may exercise his or her authority or powers under the Plan with respect to any matter affecting solely himself or herself.

6.5     Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

ARTICLE VII

TERMS OF AWARDS

7.1     Adjustments. The Committee is authorized, in its sole discretion, to increase, but not decrease, the calculation of any Bonus Payment in connection with any one or more of the following events:

  (a)     Significant litigation or claim judgments or settlements;

  (b)     The effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;

ARTICLE VIII

CHANGE IN CONTROL

If a Change in Control occurs while the Plan is in effect, Bonus Payments related to unsold Properties shall be calculated based upon either: (a) the Sales Price, in the case of an event described in Section 2.9(a) or (b), determined as of the effective time of the Change in Control, of the Properties then held by the Company upon the date of the Change in Control, or (b) in the case of an event described in Section 2.9(c) (e.g., a merger), consideration received by the Company’s shareholders, for the assets and/or equity of the Company in connection with such Change in Control if greater than the Sales Price. The Committee shall make this determination. Each Participant who is employed or performing service on the date of the Change in Control shall receive a Bonus Payment calculated in accordance with Exhibit B. Bonuses paid in connection with a Change in Control shall be funded to an escrow account no later than two (2) weeks prior to the scheduled Closing and such funds shall be paid to the eligible Participants in a cash lump sum on the Closing date of the Change in Control. Appropriate adjustments shall be made to the time of payment in the case of delayed payment of the Change in Control proceeds, provided in any event that the payments are made in accordance with Section 409A of the Code and the regulations thereunder, in particular Treasury Regulation Section 1.409A-3(i)(5)(iv).

ARTICLE IX

GENERAL PROVISIONS

9.1     Compliance With Legal Requirements. The Plan and the payment of Bonus Payments shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

9.2     Non transferability. A person's rights and interests under the Plan, including any Bonus Payments payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a Participant’s Beneficiary or estate.

9.3     No Right to Employment or Service. Nothing in the Plan or in any notice of participation in the Plan shall confer upon any person the right to continue in the employment or service of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment or service of any Participant.

9.4     Withholding. The Company shall have the right to withhold from any Bonus Payment, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a bonus.

9.5     Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no action shall adversely affect the rights of any Participant to any Bonus Payments associated with any Closing that occurs within thirty (30) days before such amendment, suspension or termination.

9.6     Unfunded Plan. To the extent that a person acquires a right to receive payments under the Plan, such right shall be that of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

9.7    Section 409A. The intent of the Company is that Bonus Payments pursuant to this Plan comply with or otherwise be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A. For purposes of Code Section 409A, a Participant’s right to receive any installment payment pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

9.8     Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

9.9     Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

9.10   Successors. All obligations of the Company under the Plan shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

9.11  Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to:

The Company:

  Gyrodyne, LLC

  One Flowerfield, Suite 24
  St. James, NY 11780

  Attention: Frederick C. Braun, III, President and Chief Executive Officer

With a copy to:

  Palmieri & Eisenberg

  475 Wall Street

  Princeton, NJ 08540

  Attention: Francis W. Palmieri, Esq.

9.12     Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

9.13     Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

9.14     Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of New York without regard to conflicts of law.

THIS AMENDED AND RESTATED RETENTION BONUS PLAN is hereby executed this [DATE]

GYRODYNE, LLC

/s/ Frederick C Braun III

EXHIBIT A

GYRODYNE, LLC

APPRAISED VALUE OF PROPERTY

Property	Appraised Value	Appraisal Date
Port Jefferson Building 1	***	November 15, 2013
Port Jefferson Building 2	***	November 15, 2013
Port Jefferson Building 3	***	November 15, 2013
Port Jefferson Building 4	***	November 15, 2013
Port Jefferson Building 5	***	November 15, 2013
Port Jefferson Building 6	***	November 15, 2013
Port Jefferson Building 7	***	November 15, 2013
Port Jefferson Building 8	***	November 15, 2013
Port Jefferson Building 9	***	November 15, 2013
Port Jefferson Building 11	***	November 15, 2013
Fairfax, Virginia - Buildings	***	November 15, 2013
Fairfax, Virginia – Land behind Building – Parking or Potential Townhouses	***	November 15, 2013
Cortlandt Manor – Medical Buildings	***	November 1, 2013
Cortlandt Manor – additional lots	***	November 1, 2013
Flowerfield – 68 Undeveloped Acres	***	November 15, 2013
Flowerfield – Industrial Park	***	November 15, 2013
Grove Partnership	N/A	N/A
Shell Corp.	N/A	N/A
Total	$45,050,000

* Confidential treatment obtained in connection with the filing of the Original Plan as an exhibit to the Quarterly Report of Gyrodyne Company of America, Inc. filed with the Securities and Exchange Commission on August 8, 2014.

EXHIBIT B

GYRODYNE, LLC

BOARD OF DIRECTORS - EMPLOYEE BONUS PERCENTAGES

Board Members / Employees	Bonus Pool Percentage
Board Members
Paul Lamb, Chairman	15%
Richard Smith	10%
Ronald Macklin	10%
Philip Palmedo	10%
Elliot Levine	10%
Nader Salour	10%
Subtotal	65%
Employees
Frederick C Braun III	Discretionary
Gary Fitlin	Discretionary
Peter Pitsiokos	Discretionary
Clint Borkstrom	Discretionary
Patricia Lara	Discretionary
Dawn Ibraham	Discretionary
Marigene Gallicchio	Discretionary
Subtotal	35%
Total	100%

 EXHIBIT C

DESIGNATED SALES DATES

The Bonus Pool is funded with an additional 2% of the Gross Selling Price of any Property if it is sold on or before the following Designated Sales Date:

Property	Designated Sales Date
Cortlandt Manor	December 31, 2014
Fairfax	December 31, 2014
Port Jefferson	December 31, 2015
Flowerfield	December 31, 2016